Exhibit 99.1

For Immediate Release Investor Relations Contact: Fitzhugh Taylor 203-682-8261 investors@chuys.com

Chuy’s Holdings, Inc. to Present at the Raymond James 35th Annual Institutional Investor Conference on March 4, 2014

AUSTIN, TX - February 21, 2014 - Chuy’s Holdings, Inc. (NASDAQ: CHUY) announced today that Steve Hislop, President and Chief Executive Officer and Jon Howie, Vice President and Chief Financial Officer, will participate at the Raymond James 35th Annual Institutional Investor Conference at the Grande Lakes Orlando Resort in Florida.
Chuy’s will be presenting on Tuesday, March 4, 2014 at 1:05 PM Eastern Time. The presentation will be webcast live and archived on the Chuy’s website. To access the webcast and a copy of the presentation to be used during the conference please visit www.chuys.com under the tab Investors. A copy of the presentation will be posted on the Chuy’s website on the day of the conference.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates 50 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!". For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.